Exhibit 10.4

EXECUTION VERSION

LIBERTY PROPERTY HOLDINGS, INC.

12300 LIBERTY BOULEVARD

ENGLEWOOD, CO 80112

March 9, 2018

GCI Liberty, Inc.

12300 Liberty Boulevard

Englewood, CO 80112

Attention: Legal Department

Re:                             Facilities Sharing Agreement.

Ladies and Gentlemen:

Liberty Interactive Corporation, a Delaware corporation (“LIC”), has effected, or will shortly effect, among other things, the split-off (the “Split-Off”) of GCI Liberty, Inc., an Alaska corporation and subsidiary of LIC as of the date hereof (including its successor, “Splitco”), by means of the redemption of all of the issued and outstanding shares of LIC’s Liberty Ventures common stock, in exchange for all of the issued and outstanding shares of Splitco common stock owned by LIC.  To that end, LIC, Splitco, and Liberty Interactive LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of LIC (“Liberty LLC”) have entered into an Agreement and Plan of Reorganization, dated as of April 4, 2017, as amended by Amendment No. 1 to Reorganization Agreement, dated as of July 19, 2017, and Amendment No. 2 to Reorganization Agreement, dated as of November 8, 2017 (the “Reorganization Agreement”), pursuant to which, among other things, various assets and businesses of LIC and its subsidiaries have been, or will be, transferred to Splitco and its subsidiaries.

As you are aware, Liberty Property Holdings, Inc., a Delaware corporation (“LPH”), which is the owner of 12300 Liberty Boulevard, Englewood, Colorado (the “Premises”) and a wholly-owned subsidiary of Liberty Media Corporation (“Liberty Media” or “Provider”), permits LIC to occupy and use certain office and parking facilities within the Premises for a fee.  In connection with the Split-Off, LIC has requested that Liberty Media permit Splitco directly to occupy and use a portion of such office and parking facilities within the Premises following the Split-Off, and Splitco desires to so occupy and use such facilities.  Liberty Media and LPH are amenable to such a sharing arrangement, on the terms and subject to the conditions set forth in this Agreement.

As you are also aware, Liberty Media provides services to LIC pursuant to an existing services agreement, and LIC has requested that Liberty Media provide similar services directly to Splitco following the Split-Off.  Accordingly, Liberty Media and Splitco have entered into a services agreement, dated March 9, 2018 (the “Services Agreement”), pursuant to which Liberty Media will provide to Splitco the services described therein on the terms set forth therein from and after the date of the Split-Off (the “Split-Off Effective Date”).

Based on the premises and the mutual agreements of the parties, and for other good and valuable consideration the receipt of which is hereby acknowledged, Splitco, LPH and Liberty Media hereby agree as follows:

Section 1. Use of Facilities. The shared facilities consist of 62,523 square feet, in the aggregate, of fully-furnished executive offices, working stations for secretarial and other support staff and common areas, including the main reception area, conference facilities, hallways, stairways, restrooms, kitchenettes, the employee cafeteria, the fitness area and parking facilities (collectively, the “Shared Facilities Space”), located within the Premises.

Section 2. Sharing Fee. Splitco will pay to LPH a monthly fee (the “Sharing Fee”), by wire or intrabank transfer of funds or in such other manner as may be agreed upon by the parties, in arrears on or before the last day of each calendar month beginning with the first full calendar month following the Split-Off Effective Date, which fee is equal to one-twelfth of the sum of (A) the product of (i) an agreed upon Facilities Percentage (as defined below) multiplied by (ii) the product of the total square footage of space within the Shared Facilities Space (62,523) and the Square Foot Rate (as defined below), plus (B) the Annual Allocation Expense (as defined below). For this purpose, Splitco and LPH agree that, until December 31, 2018, the fair market “fully loaded” rental rate per square foot, including parking facilities, for space comparable to the Shared Facilities Space in Englewood, Colorado will be $31.02 per square foot (the “Square Foot Rate”). The Square Foot Rate will be automatically increased on the first day of the first month of each calendar year thereafter in an amount equal to the percentage increase in the U.S. Department of Labor Consumer Price Index All Items, All Urban Consumers Denver-Boulder-Greeley for the same period. The Square Foot Rate does not include charges for expenses related to the use of the Shared Facilities Space, including, but not limited to, utilities, security and janitorial services, office equipment rent, office supplies, use of the cafeteria facilities onsite at the Shared Facilities Space, maintenance and repairs, telephone, satellite, video and information technology (including network maintenance and data storage, computer and telephone support and maintenance, and management and information systems (servers, hardware and related software)) (the “Allocations”). With respect to each calendar year during the term of this facilities sharing agreement (this “Agreement”), Splitco shall reimburse LPH in an amount (the “Annual Allocation Expense”) equal to the product of (x) the aggregate amount of the estimated Allocations for such year, as determined in good faith by LPH and notified to Splitco prior to the commencement of such calendar year, and (y) the Facilities Percentage applicable to such calendar year; provided that, if the Facilities Percentage changes during any calendar year, the Annual Allocation Expense applicable to such calendar year shall be adjusted accordingly.

The “Facilities Percentage” is the percentage of the Shared Facilities Space that Provider estimates, in good faith, will be used to provide services to Splitco under the Services Agreement.  The initial Facilities Percentage will be determined by the Provider, in consultation with LIC, on or prior to the Split-Off Effective Date, and Provider and Splitco will review and evaluate the Facilities Percentage for reasonableness semiannually during the Term and will negotiate in good faith to reach agreement on any appropriate adjustments to the Facilities Percentage. Based on such review and evaluation, Provider and Splitco will agree on the appropriate effective date (which may be retroactive) of any such adjustment to the Facilities Percentage.

Provider and Splitco will also review and evaluate the Annual Allocation Expense for reasonableness semi-annually during the term of this Agreement, and will negotiate in good faith to reach agreement on any appropriate adjustments to the Annual Allocation Expense based on such review and evaluation.

Section 3.  Term.

(i)                                     The term of this Agreement will commence on the Split-Off Effective Date and will continue until the third anniversary of the Split-Off Effective Date (the “Term”).  This Agreement is subject to termination prior to the end of the Term in accordance with Section 3(ii).

(ii)                                  This Agreement will be terminated prior to the expiration of the Term in the following events:

•                  concurrently with the termination of the Services Agreement;

•                  immediately upon written notice (or any time specified in such notice) by LPH to Splitco if Splitco shall default in the performance of any of its material obligations hereunder and such default shall remain unremedied for a period of 30 days after written notice thereof is given by LPH to Splitco;

•                  immediately upon written notice (or at any time specified in such notice) by LPH to Splitco if a Change in Control or Bankruptcy Event occurs with respect to Splitco; or

•                  immediately upon written notice (or at any time specified in such notice) by Splitco to LPH if a Change in Control or Bankruptcy Event occurs with respect to Liberty Media.

For purposes of this Section 3(ii), a “Change in Control” will have the meaning ascribed thereto in the Services Agreement.

For purposes of this Section 3(ii), a “Bankruptcy Event” will have the meaning ascribed thereto in the Services Agreement.

Section 4.   Miscellaneous.

(i)  Entire Agreement; Severability. This Agreement, the Services Agreement, the  Reorganization Agreement, the Indemnification Agreement among LIC, Liberty LLC, LV Bridge, LLC and Splitco, dated as of March 9, 2018, and the Tax Sharing Agreement between LIC and Splitco, dated as of March 9, 2018, and any agreement and plan of merger entered into in connection with a merger of Splitco with and into its wholly-owned subsidiary, a Delaware corporation, to effect the reincorporation of Splitco from the State of Alaska to the State of Delaware, together with the agreements, exhibits and schedules hereto and thereto referenced herein and therein, constitute the entire agreement among the parties hereto or thereto, as applicable with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to such subject matter. It is the intention of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability of any provision hereof (or the modification of any provision hereof to conform with such laws or public policies, as provided in the next sentence) will not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision is determined to be invalid or unenforceable either in whole or in part, this Agreement will be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions and to alter the balance of this Agreement in order to render the same valid and enforceable, consistent (to the fullest extent possible) with the intent and purposes hereof. If the cost of any service to be provided to Splitco under the Services Agreement is included in the Annual Allocation Expense payable hereunder, then the cost of such service shall not also be payable by Splitco under the Services Agreement.

(ii)  Notices.  All notices and communications hereunder will be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by confirmed facsimile, addressed as follows:

If to LPH:

Liberty Property Holdings, Inc.

c/o Liberty Media Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

Attention:  Chief Legal Officer

Facsimile:  (720) 875-5401

If to Splitco:

GCI Liberty, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

Attention:  Chief Legal Officer

Facsimile:  (720) 875-5930

or to such other address (or to the attention of such other person) as the parties may hereafter designate in writing.  All such notices and communications will be deemed to have been given on the date of delivery if sent by facsimile or personal delivery, or the third day after the mailing thereof, except that any notice of a change of address will be deemed to have been given only when actually received.

(iii)  Governing Law.  This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Colorado applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction.

(iv)  No Third-Party Rights.  Nothing expressed or referred to in this Agreement is intended or will be construed to give any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

(v)   Assignment.  This Agreement will inure to the benefit of and be binding on the parties to this Agreement and their respective legal representatives, successors and permitted assigns.  Except as expressly contemplated hereby, this Agreement, and the obligations arising hereunder, may not be assigned by either party to this Agreement, provided, however, that LPH and Splitco may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned subsidiaries, but such assignment shall not relieve the assignor of its obligations hereunder.

(vi)  Amendment. Any amendment, modification or supplement of or to any term or condition of this Agreement will be effective only if in writing and signed by both parties hereto.

(vii)  Further Actions.  The parties will execute and deliver all documents, provide all information, and take or forbear from all actions that may be necessary or appropriate to achieve the purposes of this Agreement.

(viii)  Force Majeure.  Neither party will be liable to the other party with respect to any nonperformance or delay in performance of its obligations under this Agreement to the extent such failure or delay is due to any action or claims by any third party, labor dispute, labor strike, weather conditions or any cause beyond a party’s reasonable control.  Each party agrees that it will use all commercially reasonable efforts to continue to perform its obligations under this Agreement, to resume performance of its obligations under this Agreement, and to minimize any delay in performance of its obligations under this Agreement notwithstanding the occurrence of any such event beyond such party’s reasonable control.

If the foregoing meets with your approval, kindly execute below and return a copy to the undersigned.

Very truly yours,

LIBERTY PROPERTY HOLDINGS, INC.

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Senior Vice President and Assistant Secretary

Accepted and agreed this 9th day of March, 2018:

GCI LIBERTY, INC.

By:	/s/ Peter Pounds
	Name:	Peter Pounds
	Title:	Senior Vice President and Chief Financial Officer

LIBERTY MEDIA CORPORATION

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

[Signature Page to Facilities Sharing Agreement]